Exhibit 99.2

Chinook Therapeutics U.S., Inc.

1600 Fairview Avenue East, Suite 100

Seattle, WA 98102

Consent to Reference in Proxy Statement/Prospectus

Aduro Biotech, Inc. (“Aduro”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of Aduro.

Sincerely,

/s/ Eric Dobmeier

Name: Eric Dobmeier